Exhibit 5.1

April 3, 2014

Erickson Incorporated

5550 SW Macadam Avenue, Suite 200

Portland, Oregon 97239

Ladies and Gentlemen:

We have acted as counsel to Erickson Incorporated, a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Act”), of (i) up to $355,000,000 in aggregate principal amount of 8.25% Second Priority Senior Secured Notes due 2020 of the Company (the “Exchange Notes”) and (ii) Guarantees of the Exchange Notes (the “Guarantees”) by EAC Acquisition Corporation, a Delaware corporation (“EACA”), Erickson Helicopters, Inc., an Oregon corporation (“EHI”), Evergreen Unmanned Systems, Inc., a Delaware corporation (“EUS”), Evergreen Equity, Inc., a Nevada corporation (“EEI”), Evergreen Helicopters International, Inc., a Texas corporation (“EHII”) and Erickson Transport, Inc., an Alaska corporation (“ETI” and, collectively with EACA, EHI, EUS, EEI and EHII, the “Guarantors”), pursuant to the registration statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) on April 3, 2014 (such registration statement, as amended, is herein referred to as the “Registration Statement”). As described in the Registration Statement, the Exchange Notes and the Guarantees will be exchanged for the Company’s outstanding unregistered 8.25% Second Priority Senior Secured Notes due 2020 (the “Existing Notes”). The Company will issue the Exchange Notes and the Guarantors will provide the Guarantees pursuant to the Indenture related to the 8.25% Second Priority Senior Secured Notes due 2020 among the Company, the Guarantors and Wilmington Trust, National Association, as trustee and collateral agent (the “Trustee”), dated as of May 2, 2013 (the “Indenture”). The Indenture is filed as Exhibit 4.1 to the Registration Statement.

We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals. We have assumed further that the Guarantors that are incorporated in the State of Oregon, the State of Nevada, the State of Texas or the State of Alaska (such Guarantors, listed on Schedule B hereto, the “Non-Covered Guarantors”) are validly existing and in good standing under the laws of the jurisdiction in which each is incorporated and that each has the corporate power and authority to execute, deliver and perform the Indenture, the Exchange Notes and the Guarantees, as applicable. We have assumed further that each of the Non-Covered Guarantors has duly authorized, executed and delivered the Indenture, which contains the Guarantees. With respect to all matters of Oregon law, we note that you are relying on an opinion of Schwabe, Williamson & Wyatt, which is filed as Exhibit 5.2 to the Registration Statement. With respect to all matters of Nevada law, we note that you are relying on an opinion of Holland & Hart LLP, which is filed as Exhibit 5.3 to the Registration Statement. With respect to all matters of Texas law, we note that you are relying on an opinion of Graves, Dougherty, Hearon & Moody, which is filed as Exhibit 5.4 to the Registration Statement. With respect to all matters of Alaska law, we note that you are relying on an opinion of K&L Gates LLP, which is filed as Exhibit 5.5 to the Registration Statement.

We have relied as to certain matters on information obtained from public officials, officers of the Company and the Guarantors, and other sources believed by us to be responsible.

Based upon the foregoing, and subject to the qualification set forth below, we are of the opinion that when (i) the Registration Statement has become effective under the Act, (ii) the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, (iii) the Exchange Notes have been duly executed and authenticated in accordance with the Indenture, and (iv) the Exchange Notes have been duly issued and delivered by the Company in exchange for the Existing Notes, all in accordance with the exchange offer contemplated by the Registration Statement, the Exchange Notes and the Guarantees will constitute the valid and binding obligations of the Company and the Guarantors, respectively, enforceable against the Company and the Guarantors, respectively, in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is subject to the qualification that we express no opinion as to (i) waivers of defenses to the extent that such defenses cannot, as a matter of law, be effectively waived, or (ii) any security interest or lien.

We are members of the bar of the State of New York. We do not express any opinion herein on any laws other than the law of the State of New York, the Delaware General Corporation Law and applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, and the federal law of the United States of America.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Covington & Burling LLP

SCHEDULE A

Guarantors

Guarantor	State of Incorporation or Formation

EAC Acquisition Corporation	Delaware

Erickson Helicopters, Inc.	Oregon

Evergreen Unmanned Systems, Inc.	Delaware

Evergreen Equity, Inc.	Nevada

Evergreen Helicopters International, Inc.	Texas

Erickson Transport, Inc.	Alaska

SCHEDULE B

Non-Covered Guarantors

Guarantor	State of Incorporation or Formation

Erickson Helicopters, Inc.	Oregon

Evergreen Equity, Inc.	Nevada

Evergreen Helicopters International, Inc.	Texas

Erickson Transport, Inc.	Alaska